SCHEDULE 14C INFORMATION

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Calvert Variable Series, Inc.
Mid Cap Growth Portfolio

(Name of Registrant as Specified in Its Charter)

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CALVERT VARIABLE SERIES, INC.
SOCIAL MID CAP GROWTH PORTFOLIO
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Variable Series, Inc. Social Mid Cap Growth Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor(s) best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information (dated May 2, 2005) for the Fund, and following a change in the management of the Fund with the replacement of Brown Capital Management by New Amsterdam Partners as the subadvisor to the Fund, the Fund is providing information about this new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about December 12, 2005.

Shareholders of the Fund of record at the close of business on December 1, 2005 ("record date") are entitled to receive this Information Statement.

As of December 1, 2005, the following shareholders owned of record 5% or more of the shares of the Fund:

Keynote Series Account	Hartford Life Insurance Co.	NYLIAC Variable Annuity
Attn: Michael Marshall	Separate Account	Separate Account -I
c/o Investors Bank & Trust Co.	Attn: David Ten Broeck	NYLIM Center, Attn: Ashesh Upadhyay
Boston, MA	Simsbury, CT	Parsippany, NJ
owns ____%	owns ____%	owns ____%

Metropolitan Life Insurance Co.	Mutual of America TVIF Fund	ING Life Insurance and Annuity Co.
Securities Accounting & Admin	S/A #2	Hartford, CT
Iselin, NJ	New York, NY	owns ____%
owns ____%	owns ____%

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for management of the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities.

Brown Capital Management ("Brown") had been a subadvisor to the Fund since 1994, serving as sole subadvisor since 1997. The investment subadvisory agreement with Brown as it relates to the Fund is dated March 8, 2002. Under the subadvisory agreement, Brown receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. Brown's principal business address is 1201 North Calvert Street, Baltimore, Maryland 21202.

For the Fund's fiscal year ended December 31, 2004, the following advisory/subadvisory fees were paid:

Advisor/Subadvisor	Fees Paid

CAMCO	$_________________
Brown	$_________________

At a meeting of the Board of Directors held on September 15, 2005, acting pursuant to the exemptive order discussed above, the Board terminated Brown as the subadvisor to the Fund. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of long-term capital appreciation. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected, New Amsterdam Partners LLC to manage the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Investment Subadvisor. New Amsterdam has $__ billion in assets under management as of December 1, 2005. New Amsterdam is a Delaware Limited Liability Company.

The portfolio management team is headed by the firm's founder and majority owner, Michelle Clayman, CFA. Ms. Clayman founded the firm in 1986. Prior to starting the firm she was employed by Salomon Brothers as a Vice President and Supervisory Analyst in the Equity Research Department. She holds a degree in Philosophy, Politics and Economics from Oxford and an MBA from Stanford. She is also an active member of the Society of Quantitative Analysts and the Institute of Chartered Financial Analysts.

Nathaniel Paull, CFA, is a Senior Portfolio Manager who has been a member of the investment team since 1996. Mr. Paull earned a B.A. in Economics from the University of Hartford and an MBA in Finance from New York University. Prior to joining the firm, Mr. Paull was a portfolio manager at Brown Brothers Harriman & Co.

New Amsterdam's principal business address is 475 Park Avenue South, New York, NY 10016, and its principal executive officers are as follows:

Name and Title	Principal Occupation

Michelle Clayman, CFA, Managing Partner and Chief Investment Officer	Investment Management
Nathaniel Paull, CFA, Partner and Senior Portfolio Manager	Investment Management
Christopher Bowen, Partner and Head of Operations	Investment Management

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to provide long-term capital appreciation by investing primarily in a nondiversified portfolio of the equity securities of mid-sized companies that are undervalued but demonstrate a potential for growth.

Investments are primarily in the common stocks of mid-size companies. Returns in the Fund will be mostly from the changes in the price of the Fund's holdings (capital appreciation.) The Fund currently defines mid-cap companies as those within the range of market capitalizations of the Russell MidCap Growth Index. Most companies in the Index have a capitalization of $500 million to $15 billion. Stocks chosen for the Fund combine growth and value characteristics or offer the opportunity to buy growth at a reasonable price. Value stocks are those priced cheaply relative to some financial measures of worth. Growth stocks have faster increasing sales and earnings. The Subadvisor favors companies which have an above market average prospective growth rate, but sell at below market average valuations. The Subadvisor evaluates each stock in terms of its growth potential, the return for risk free investments, and the risk and reward potential for the company to determine a reasonable price for the stock. The Fund invests with the philosophy that long-term rewards to investors will come from those organizations whose products, services, and methods enhance the human condition and the traditional American values of individual initiative, equality of opportunity and cooperative effort. All investments are selected on the basis of their ability to contribute to the dual objectives of financial soundness and societal impact.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and New Amsterdam contains the same material terms as governed the Advisor's arrangement with Brown. New Amsterdam's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, New Amsterdam receives a fee, payable monthly, of 0.25% of the net assets its manages.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.